Exhibit 10.03

RESTRICTED UNIT AWARD AGREEMENT

This Restricted Unit award agreement (“Agreement”), effective as of the date set forth at the end of this Agreement (“Grant Date”), is between NuStar GP, LLC (the “Company”) and «First_Name» «Middle_Name» «Last_Name» (“Participant”), a participant in the NuStar GP, LLC Second Amended and Restated 2000 Long-Term Incentive Plan (the “Plan”). All capitalized terms contained in this Award shall have the same definitions as are set forth in the Plan unless otherwise defined herein. The terms of this grant are set forth below.

1.	Participant is awarded «Shares_Granted» Restricted Units under the Plan. Restricted Units are granted hereunder in tandem with an equal number of Distribution Equivalent Rights (“DERs”).

2.	The Restricted Units granted hereunder are subject to the following Restricted Periods, and will vest and accrue to Participant in the following increments:

«Shares_Period_1» Units on	«Vest_Date_Period_1»
«Shares_Period_2» Units on	«Vest_Date_Period_2»
«Shares_Period_3» Units on	«Vest_Date_Period_3»
«Shares_Period_4» Units on	«Vest_Date_Period_4»
«Shares_Period_5» Units on	«Vest_Date_Period_5»

The Restricted Units may vest prior to the expiration of such period as set forth in the Plan. Upon the vesting of each Restricted Unit awarded under this Agreement, Participant will be entitled to receive an unrestricted common Unit of NuStar Energy L.P.

3.	Participant agrees that the unrestricted common Units to which Participant will be entitled in connection with the vesting of each Restricted Unit may be issued in uncertificated form with the Company’s service provider.

4.	DERs with respect to the Restricted Units will be paid to Participant in cash as of each record payment date during the period such Restricted Units are outstanding. DERs are subject to the same restrictions as the Restricted Units.

5.

In compliance with Section 409A of the Internal Revenue Code, the issuance of Units under this Award shall be made on or as soon as reasonably practical following the applicable date of vesting, but in any event no later than the 15th day of the third month following the end of the year in which the applicable date of vesting occurs. With respect to the DERs, the cash payment made in accordance therewith shall be made by the last day of the fiscal quarter during which cash distributions are made by the Partnership, but in any event by no later than the 15th day of the third month following the end of the year in which the applicable cash distributions are made by the Partnership. This Agreement and the award evidenced hereby are intended to comply, and shall be administered consistently, in all respects with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder. If necessary in order to ensure such compliance, this Agreement may be reformed consistent with guidance issued by the Internal Revenue Service.

6.	If Participant’s employment is terminated because of retirement, death or disability, any Restricted Units held by such Participant that remain unvested as of the date of retirement, death or disability shall immediately vest and become non-forfeitable as of such date.

7.	The Company will withhold any taxes due from Participant’s grant as required by law, which, in the sole discretion of the Company, may include withholding a number of Restricted Units otherwise payable to Participant.

8.	By accepting this Award, Participant hereby accept and agree to be bound by all of the terms, provisions, conditions, and limitations of the Plan, and any subsequent amendment or amendments thereto, as if it had been set forth verbatim in this Award.

9.	This Award shall be binding upon the parties hereto and their respective heirs, legal representatives, and successors.

10.	This Award is effective as of «Option_Date».

11.	The validity, construction and effect of this Agreement shall be determined by the laws of the State of Texas.

12.	Neither Participant nor any person claiming by, through or under Participant with respect to the Restricted Units shall have any rights as a unitholder of NuStar Energy L.P. (including, without limitation, voting rights).

13.

The Agreement and Participant’s interest in the Restricted Units granted by this Agreement are of a personal nature and, except as expressly provided in the Agreement or the Plan, Participant’s rights with respect thereto may not be sold, mortgaged, pledged, assigned, transferred, conveyed or disposed of or any manner by Participant. Any such attempted sale, mortgage, pledge, assignment, transfer, conveyance or disposition shall be void, and the Company shall not be bound thereby.

NUSTAR GP, LLC

By:
Curtis V Anastasio
President & Chief Executive Officer

Accepted:

«First_Name» «Middle_Name» «Last_Name»
«Option_Date»